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                                                ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL 2004;
NEW RECORD HIGHS IN ORDER ENTRY, SALES AND NET INCOME


Plymouth, MI / Hamburg, Germany, May 12, 2004 ? ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2004.


(in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/04   3/31/03  % Change    3/31/04    3/31/03 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 75,948  $ 61,073   +  24 %   $147,006  $119,218  +  23 %
Net income          $  5,646  $  3,358   +  68 %   $ 10,851  $  6,816  +  59 %
                    --------  --------             --------  --------
Earnings per share
  ?Diluted? basis   $   0.45  $   0.29             $   0.86  $   0.59


    The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which were 12.6 million for the fiscal quarter and for the six months ending March 31, 2004, and 11.6 million for the fiscal quarter and for the six months ending March 31, 2003.

Dr. Peter Wirth, Chairman and CEO, commented, "We are very proud to deliver another exciting quarter in terms of order intake, revenues and profits. These results confirm our strategy to find new applications for our advanced laser products in the industrial world. All of our businesses contributed nicely to the success in this quarter."
















FINANCIAL REVIEW

Second Quarter

Net sales totaled $75.9 million for the second quarter ended March 31, 2004, a 24% increase over the comparable quarter of fiscal 2003, of which 49% is related to the weakening of the US-dollar, mainly against the Euro. Gross profit totaled $29.2 million compared to $23.2 million in the same period of fiscal year 2003, remaining at 38% of net sales. Net income amounted to $5.6 million, or 7% of net sales, compared to $3.4 million or 6% of net sales, in the same period last year. Diluted earnings per share were $0.45 for the quarter based upon the weighted average of 12.6 million common shares outstanding.

SG&A increased by $2.1 million to $14.2 million, representing 19% of net sales. Net R&D expenses increased by $0.7 million to $5.2 million, accounting for 7% of net sales.

Compared to the second quarter ending March 31, 2003, net sales of laser products for macro applications rose by 24% to $38.2 million, while net sales of lasers for marking and micro applications increased by 25% to $37.7 million.


Six Months

For the six months ended March 31, 2004, net sales totaled $147.0 million, an increase of $27.8 million or 23% over the comparable period in 2003, of which 58% is related to the weakening of the US-dollar, mainly against the Euro. Gross profit for the period was $57.0 million, $11.4 million higher than in 2003. Net income for the six month period ended March 31, 2004 totaled $10.9 million, with diluted earnings per share of $0.86 based upon the weighted average of 12.6 million common shares outstanding.

Net sales of lasers for macro applications increased by $12.3 million or 20% to $74.4 million, while net sales of lasers for marking and micro applications increased by $15.5 million or 27% to $72.6 million from the comparable period in fiscal 2003.

On a geographical basis, net sales in North America in the first six months showed an increase of 23% and totaled $29.9 million (2003: $24.4 million). In Europe/Asia, net sales increased by 24% to $117.1 million (2003: $94.8 million).

Order entry for the second quarter was at a new record high of $82.3 million. This resulted in an order backlog on March 31, 2004 of $66.3 million, about 11% above the first quarter.


OUTLOOK

"Based on our solid backlog and an improved worldwide industrial environment for our products we are confident in our continued performance", commented Dr. Peter Wirth. "We were able to complete our secondary offering end of March 2004 under depressed market conditions, and this action further improved our strong balance sheet. This additional cash gives us the opportunity to develop our company further in terms of regions, technologies and applications."



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world?s leading designers and manufacturers of industrial lasers with currently more than 16,000 laser units installed worldwide, serving more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Wednesday, May 12, 2004. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0)207 936 0400)

(Tables to follow)















































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)
                                    Three Months            Three Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/04      3/31/03    3/31/04      3/31/03
                               ----------  ----------  ----------  ----------
Cutting/Welding                $  38,234   $  30,943   $  74,363   $  62,128
Marking/Micro                     37,714      30,130      72,643      57,090
                               ----------  ----------  ----------  ----------
Net sales                         75,948      61,073     147,006     119,218
Cost of goods sold                46,761      37,875      89,986      73,576
                               ----------  ----------  ----------  ----------
    Gross profit                  29,187      23,198      57,020      45,642
Selling, general, and
    administrative expenses       14,181      12,127      28,159      23,983
Intangibles amortization             515         350         964         717
Research and development expenses  5,155       4,533      10,182       8,439
                               ----------  ----------  ----------  ----------
    Income from operations         9,336       6,188      17,715      12,503
Other expense (income)               642     (   388)        167         181
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest        8,694       6,576      17,548      12,322
Income tax expense                 2,769       2,978       6,155       5,202
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   5,925       3,598      11,393       7,120
Minority interest                    279         240         542         304
                               ----------  ----------  ----------  ----------
    Net income                  $  5,646    $  3,358    $ 10,851    $  6,816
                               ==========  ==========  ==========  ==========
Net income per common
  Share ?diluted? basis         $   0.45    $   0.29    $   0.86    $   0.59




The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 12.6 million and 11.6 million for each of the fiscal quarters ending March 31, 2004 and 2003, and 12.6 million and 11.6 million for each of the six month periods ending March 31, 2004 and 2003.





















ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                   (Unaudited)    (Audited)
                                                       At            At
                                                     3/31/04       9/30/03
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $ 110,690       $ 44,487
  Trade accounts receivable, net                       62,564         64,548
  Inventories net                                      93,926         86,738
  Other current assets                                 10,961          8,736
                                                   -----------     ----------
    Total current assets                              278,141        204,509

Property and equipment, net                            29,221         27,692
Other non-current assets                               62,058         59,285
                                                   -----------     ----------
    Total non-current assets                           91,279         86,977
                                                   -----------     ----------
    Total assets                                    $ 369,420      $ 291,486
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  36,266      $  35,781
  Accounts payable, trade                              14,176         12,476
  Other current liabilities                            58,148         57,493
                                                   -----------     ----------
    Total current liabilities                         108,590        405,750

Long-term debt                                         23,798         33,052
Other non-current liabilities                          13,660         12,098
                                                   -----------     ----------
    Total liabilities                                 146,048        150,900

    Net stockholders? equity                          223,372        140,586
                                                   -----------     ----------
    Total liabilities and stockholders? equity      $ 369,420      $ 291,486
                                                   ===========     ==========

The Company?s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

?Safe Harbor? Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, market conditions, events, performance, tax issues and others is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as ?anticipate?, ?believe?, ?estimate?, ?expect?, ?intend?, ?plan? and ?objective? and other similar expressions. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company?s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.